Exhibit 10.61

BAKER HUGHES, A GE COMPANY
SUPPLEMENTARY PENSION PLAN

(As Amended and Restated Effective December 31, 2018)

BAKER HUGHES, A GE COMPANY
SUPPLEMENTARY PENSION PLAN
(As Amended and Restated Effective December 31, 2018)
WITNESSETH:
WHEREAS, Baker Hughes, a GE company, LLC (the “Company”) previously established the Baker Hughes, a GE company Supplementary Pension Plan (the “Plan”);
WHEREAS, General Electric Company maintains the GE Supplementary Pension Plan;
WHEREAS, effective as of the close of December 31, 2018, the Plan replicated a portion of the benefits accrued under the GE Supplementary Pension Plan;
WHEREAS, effective as of the close of December 31, 2018, the Company caused the participants under the Plan to have fully nonforfeitable interests in their applicable Plan benefits;
WHEREAS, except to the limited extent specified herein with respect to continued credit for Pension Qualification Service (as defined below) in connection with certain reductions of payment of Supplementary Pension Annuity Benefits commencing prior to normal retirement date, and the payment of death benefits under Section 6.05 herein, there shall be no further accruals of benefits under the Plan for periods following December 31, 2018;
WHEREAS, the Plan is unfunded within the meaning of the Employee Retirement Income Security Act of 1974, as amended and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and certain of its affiliates;
WHEREAS, the Company desires to adopt the amendment and restatement of the Plan;
NOW THEREFORE, effective as of the close of December 31, 2018, the Company hereby adopts the amendment and restatement of the Plan, the terms of which are as follows:

92,613,022.6	i

ARTICLE I
DEFINITIONS AND CONSTRUCTION
1.01    Definitions. The words and phrases defined in this Article shall have the meaning set out in the definition unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning.
“Actuarial Equivalent” means equality in value of the aggregate amounts expected to be received under different forms of payment based upon the applicable mortality and interest rate assumptions, and cost of living assumptions under the terms of the GE Pension Plan as in effect on December 31, 2008.
“Affiliate” means any entity that (1) is a member of the same controlled group of corporations within the meaning of section 414(b) of the Code that includes the Company or Baker Hughes, a GE company, (2) is a member of a group of trades or businesses (whether or not incorporated) that is under common control (within the meaning of section 414(c) of the Code) that includes the Company or Baker Hughes, a GE company, LLC, or (3) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes the Company or Baker Hughes, a GE company.
“Annual Estimated Social Security Benefit” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Annual Pension Payable under the GE Pension Plan” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Average Annual Compensation” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Board” means the Board of Directors of Baker Hughes, a GE company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the committee that may be appointed by the Board as a Plan Administrator.
“Company” means Baker Hughes, a GE company, LLC or its successor.
“Disability Pension” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Eligibility Service” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Employee” means an employee of the Employer.
“Employer” means the Company and each Affiliate.

“Executive Retirement Installment Benefit” means the Participant’s benefit accrued under Part II of the GE SPP as of December 31, 2018, based upon the terms of the GE SPP and the GE Pension Plan in effect on December 31, 2018.
“GE Pension Plan” means the GE Pension Plan.
“GE SPP” means the GE Supplementary Pension Plan.
“Incentive Compensation” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“New Plan Participant” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Normal Commencement Date” means the first day of the month following the later of (1) three completed calendar months after the Participant’s Separation From Service (or six completed calendar months after the Participant’s Separation From Service if the Participant is a Specified Employee), or (2) the Participant’s 60th birthday.
“Normal Retirement Date” means the first day of the month following a Participant’s attainment of age 65.
“Participant” means each Employee who has met the eligibility requirements for participation in the Plan specified in Article II.
“Pension Benefit Service” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Plan” means the Baker Hughes, a GE company Supplementary Pension Plan, as amended from time to time.
“Plan Administrator” means the Company, acting through its delegates. Such delegates shall include the Administrative Committee and any individual Plan Administrator appointed by the Company with respect to the employee benefit plans of the Company and its Affiliates, each of which shall have the duties and responsibilities assigned to it from time to time by the Company. As used in the Plan, the term “Plan Administrator” shall refer to the applicable delegate of the Company.
“Plan Year” means the twelve-consecutive month period commencing January 1 of each year.
“Pension Qualification Service” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018. Notwithstanding the foregoing, for periods subsequent to December 31, 2018, a Participant’s Pension Qualification Service shall be computed in the same manner as if he or she continued to participate in the GE Pension Plan, as in effect on December 31, 2018, for the period commencing on January 1, 2019 and ending on the date of his or her Separation From Service.
“Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
“Service” has the meaning specified in the GE Supplementary Pension Plan terms in effect on December 31, 2018.
“Separation from Service” has the meaning ascribed to that term in Section 409A.
“Specified Employee” has the meaning ascribed to that term in Section 409A.
“Supplementary Pension Annuity Benefit” means the Participant’s benefit accrued under Part I of the GE SPP as of December 31, 2018, based upon the terms of the GE SPP and the GE Pension Plan in effect on December 31, 2018.
“Trust” means the trust, if any, established under the Trust Agreement.
“Trust Agreement” means the agreement, if any, entered into between the Company and the Trustee pursuant to Article XIII, as amended from time to time.
“Trust Fund” means the funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits, and increments thereto.
“Trustee” means the trustee or trustees qualified and acting under the Trust Agreement at any time.
“Vested Interest” means the portion of the Participant’s applicable benefit under the Plan that is nonforfeitable.
1.02    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
1.03    Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE II
PARTICIPATION

A person who (1) is an Employee on December 31, 2018, (2) is under the age of 60 as of December 31, 2018 and (3) was a participant in the GE SPP shall be eligible to participate in the Plan. No other person shall be eligible to participate in the Plan. A Participant in the Plan shall cease to participate in and accrue benefits under the GE SPP effective as of the close of December 31, 2018.
ARTICLE III
SUPPLEMENTARY PENSION ANNUITY BENEFITS
3.01    Amount of Supplementary Pension at or After Normal Retirement Date. If a Participant retires on or after his or her Normal Retirement Date, the amount of his or her Supplementary Pension Annuity Benefit will be determined under Section III of the GE SPP, based on the terms of the GE SPP and the terms of the GE Pension Plan in each case as in effect on December 31, 2018, based upon the Participant’s relevant compensation and service earned as of the close of December 31, 2018. Notwithstanding the foregoing, such a Participant shall have a fully nonforfeitable and Vested Interest in his or her Supplementary Pension Annuity Benefit as so computed irrespective of his or her age or years of service or any other factor. A Participant shall not accrue any additional benefits under the Plan after December 31, 2018. For the avoidance of doubt, a Participant’s Supplementary Pension Annuity Benefit shall be computed taking into account the Participant’s Incentive Compensation earned from the Employer for the 2018 performance period even though it may be paid after December 31, 2018. Such Supplementary Pension shall be subject to the limitations specified in Section 3.04.
3.02    Amount of Supplementary Pension Annuity Benefits at Optional Retirement. If, pursuant to Section 6.03, a Participant’s Supplementary Pension Annuity Benefit commences prior to his or her Normal Retirement Date, and he or she is not a New Plan Participant on the date of his or her termination of Service, his or her Supplementary Pension Annuity Benefit shall be as computed under Section 3.01. If, pursuant to Section 6.03, a Participant’s Supplementary Pension Annuity Benefit commences prior to his or her Normal Retirement Date, and he or she is New Plan Participant on the date of his or her termination of Service, his or her Supplementary Pension Annuity Benefit as computed under Section 3.01 shall be reduced by 5/12% for each month from his or her benefit commencement date to the Normal Retirement Date. (However, the foregoing reduction will not apply, if the Participant terminates from Service after (1) the attainment of at least age 62 and (2) the completion of at least 25 years of Pension Qualification Service.) Such Supplementary Pension shall be subject to the limitations specified in Section 3.04.
3.03    Amount of Supplementary Pension Annuity Benefits at Disability Retirement.
(a)    The annual Supplementary Pension Annuity Benefit payable to a Participant who, following attainment of age 60, retires hereunder on an optional retirement date within the meaning of Section V.1. of the GE Pension Plan shall be computed in the manner provided by Section 3.01(for a Participant retiring on his or her Normal Retirement Date) but taking into account only Pension Benefit Service and Average Annual Compensation to the actual date of optional retirement. Such Supplementary Pension Annuity Benefit shall be subject to the limitations specified in Section 3.04. In the event such Participant is a New Plan Participant on the date of his or her termination of Service, such Supplementary Pension Annuity Benefit, as so limited, shall be reduced to reflect commencement before his or her Normal Retirement Date by applying the methodology provided under Section V.3. of the GE Pension Plan. Consistent with the foregoing, such reduction shall equal 5/12% for each month from such Participant’s optional retirement date to his Normal Retirement Date. Said reduction shall not be imposed, however, in the event such Participant terminates from the Service of the Company on or after (1) attainment of at least age 62 and (2) completion of at least 25 years of Pension Qualification Service.
(b)    The annual Supplementary Pension Annuity Benefit payable to a Participant who retires on a Disability Pension under Section VII of the GE Pension Plan and who qualifies as disabled by receiving income replacement benefits under a company plan (within the meaning of the GE SPP) for a period of not less than three months and otherwise meeting the requirements under Treasury regulation section 1.409A-3(i)(4) and regulations and other guidance issued thereunder shall first be computed in the manner provided by Section 3.01(for a Participant retiring on his or her Normal Retirement Date) taking into account only Pension Benefit Service and Average Annual Compensation to the actual date of disability retirement. Such Supplementary Pension shall be subject to the limitations specified in Section 3.04. In the event the Participant is a New Plan Participant, such Supplementary Pension Annuity Benefit, as so limited, shall be reduced by 25% consistent with the methodology provided under Section VII.3. of the GE Pension Plan to reflect commencement before the Participant’s earliest optional retirement age.
If the Disability Pension payable to the Employee under the GE Pension Plan is discontinued thereunder as a result of the cessation of the Employee’s disability prior to the attainment of age 60, the Supplementary Pension Annuity Benefit provided under this Section 3.03 shall be forfeited and the Participant shall only be eligible for a Supplementary Pension Annuity Benefit to the extent he or she separately qualifies under another provision set forth herein.
3.04    Limitation on Benefits
(a)     Notwithstanding any provision of this Plan to the contrary, if the sum of:
(1)     the Supplementary Pension Annuity Benefit otherwise payable to a Participant hereunder;
(2)     the Participant’s Annual Pension Payable under the GE Pension Plan;
(3)     100% of the Annual Estimated Social Security Benefit but before any adjustment for less than 35 years of Pension Benefit Service;
(4)     the Participant’s annual excess benefit, if any, payable under the GE Excess Benefit Plan; and
(5)     the Participant’s annual benefit, if any, payable under the GE Executive Special Early Retirement Option and Plant Closing Retirement Option Plan;
exceeds 60% of his Average Annual Compensation (with such Supplementary Pension Annuity Benefit and the amounts set forth in (2), (4) and (5) above determined before imposition of any applicable reduction factor or adjustment for optional or disability retirement, a survivor benefit or otherwise), such Supplementary Pension Annuity Benefit (as so determined) shall be reduced by the amount of the excess. Any further reductions or adjustments prescribed herein, including those applicable to Participants who are New Plan Participants on the date of their termination of Service, shall be applied against such reduced Supplementary Pension Annuity Benefit.
(b)    Notwithstanding any provision in this Plan (other than as set forth in the immediately following sentence) to the contrary, the amount of Supplementary Pension Annuity Benefit and any death or survivor benefit payable to or on behalf of any Participant who is or was an Officer shall be determined in accordance with such general rules and regulations as may be adopted by a committee appointed by the Board for such purpose, subject to the limitation that any such Supplementary Pension Annuity Benefit or death benefit may not exceed the amount which would be payable hereunder in the absence of such rules and regulations. The rights under this Plan of a Participant who leaves the Service at any time and the rights of anyone entitled to receive any payments under the Plan by reason of the death of such Participant, shall be governed by the provisions of the Plan in effect on the date such Participant leaves the Service, except as otherwise specifically provided in this Plan.

ARTICLE IV
RETIREMENT INSTALLMENT BENEFITS
4.01    Amount of Executive Retirement Installment Benefit at or After Participant’s Separation From Service on or After Participant’s 65th Birthday. If a Participant incurs a Separation From Service after his or her 65th birthday, the amount of his or her Executive Retirement Installment Benefit will be determined under Section XVI of the GE SPP, based on the terms of the GE SPP and, to the extent applicable, the terms of the GE Pension Plan, in each case as in effect on December 31, 2018, based upon the Participant’s relevant compensation and service earned as of the close of December 31, 2018. Notwithstanding the foregoing, such a Participant shall have a fully nonforfeitable and Vested Interest in his or her Executive Retirement Installment Benefit as so computed irrespective of his or her age or years of service or any other factor. A Participant shall not accrue any additional benefits under the Plan after December 31, 2018. For the avoidance of doubt, a Participant’s Executive Retirement Installment Benefit shall take be computed taking into account the Participant’s Incentive Compensation earned from the Employer for the 2018 performance period even though it may be paid after December 31, 2018.
4.02    Executive Retirement Installment Benefit if a Participant Commences Distribution Before or After Normal Retirement Date. If a Participant incurs a Separation From Service prior to his or her 65th birthday but on or after his 60th birthday, his or her Executive Retirement Installment Benefit shall be computed under Section 4.01 but reduced by 5/12% for each month that payments commence prior to his or her Normal Commencement Date. If a Participant incurs a Separation From Service on or before his or her 60th birthday, his or her Executive Retirement Installment Benefit shall be reduced to 75% of the Participant’s Executive Retirement Installment Benefit as computed under Section 4.01.

4.03    Executive Retirement Installment Benefit Disability Retirement.
(a)    An Executive Retirement Installment Benefit shall be payable to a Participant who prior to his or her 60th birthday:
(i)     either retires on a Disability Pension under Section VII of the GE Pension Plan or, if he has not accrued a benefit under the GE Pension Plan, would qualify to so retire if he had accrued such a benefit, but in such a case using Eligibility Service when applying the 15 years of service requirement in Section VII of the GE Pension Plan; and
(ii)     qualifies as disabled by receiving income replacement benefits under a plan maintained by the Company or one of its Affiliates for a period of not less than three months and otherwise meeting the requirements under Treasury regulation section 1.409A-3(i)(4) and other guidance issued thereunder.
(b)    The amount of a Participant’s Executive Retirement Installment Benefit under Section 4.03(a) shall equal 75% of the Participant’s Executive Retirement Installment Benefit.
ARTICLE V
VESTING
Commencing December 31, 2018, Participants will have fully nonforfeitable and Vested Interests in their applicable benefits under the Plan (Section 3.01, Section 3.02, Section 4.01, Section 4.02 or Section 4.03.) No years of service shall be required as a condition for receipt of any such benefits.
ARTICLE VI
PAYMENT OF SUPPLEMENTARY PENSION ANNUITY BENEFITS
6.01    Time and Form of Payment of Supplementary Pension Annuity Benefits. This Article VI governs the time and form of payment of the Supplementary Pension Annuity Benefits on and after the retirement of a Participant.
6.02    General Provisions. Supplementary Pension Annuity Benefits shall be payable in monthly installments, each equal to 1/12th of the annual amount determined under the applicable Section.
6.03    Time of Payment.
(a)    Except as provided in paragraph (b) below (relating to disability pensions), all payments of Supplementary Pension Annuity Benefits shall commence on the first day of the month after the Participant’s Separation from Service or the Participant’s attainment of age 60, if later; provided, however, that if a Participant is a Specified Employee, payment of any Supplementary Pension Annuity Benefits shall not be made within the first six months following the Participant’s Separation from Service. In the event distribution to a Specified Employee is so delayed, payment of the Supplementary Pension Annuity Benefits shall begin on the first day of the seventh month following Separation from Service and the first such payment shall be increased to reflect the missed payments (with interest accumulated in accordance with procedures established by the Plan Administrator).
(b)    Payment of Supplementary Pension Annuity Benefits attributable to disability as provided for in Section 3.03 shall commence on the first day of the month after the Participant’s Separation from Service; provided, however, that the Participant shall forfeit any payments attributable to months prior to the first date on which a disability pension is actually paid under Section VII of the GE Pension Plan. For this purpose, any retroactive payments that may be made under the GE Pension Plan shall be disregarded and no corresponding retroactive payments shall be made hereunder.
6.04    Form of Payment. Unless a Participant makes an effective election pursuant to paragraph 6.04(a) below, such benefits shall be paid as a 50% Survivor Benefit in accordance with the principles of the GE Pension Plan applicable thereto (for Participants who are married at the time payment of their Supplementary Pension Annuity Benefit begins) or as a single life annuity in accordance with the principles of the GE Pension Plan applicable thereto (for Participants who are not married at the time payment of their Supplementary Pension Annuity Benefit begins); provided, however, that:
(a)    As an alternative to the normal distribution forms set forth in this paragraph, a married Participant may elect to receive all payments of Supplementary Pension Annuity Benefits in one of the following forms, which shall be determined by converting the applicable normal form of benefit using the assumptions applicable in the definition of Actuarial Equivalent: (a) a single life annuity as described above, (b) a 100% Alternative Survivor Benefit in accordance with the principles of Section IX.3 and other provisions of the GE Pension Plan applicable thereto, or (c) a 75% Alternative Survivor Benefit in accordance with the principles of Section IX.10 and other provisions of the GE Pension Plan applicable thereto. In the case of a disability pension payable under Section 3.03, however, the 100% Alternative Survivor Benefit shall not be available. An election under this paragraph may not be made more than 60 days following the date as of which payment is otherwise to commence in accordance with the terms of the Plan. For purposes of clarity, if a Participant is a Specified Employee for whom the Supplementary Pension Annuity Benefit is delayed, an election under this paragraph may be made anytime within the first six months following the Participant’s Separation from Service. If such Specified Employee dies during the six-month delay, the Specified Employee will be treated as if he retired before death, without regard to such delay, and commenced receiving his benefit either in accordance with his actual election under this paragraph as to the form of distribution, or in accordance the rules in Section 6.04 above if no such election was made before death.
(b)    Regardless of the initial form of payment for Supplementary Pension Annuity Benefits, the revocation feature provided in Section IX.8 of the GE Pension Plan shall not apply to Supplementary Pension Annuity Benefits.
(c)    In no event will the accelerated payment option of Section XI.4.b (iii) of the GE Pension Plan apply with respect to the Plan.

(d)    Any provision of the Plan that refers to the time or form of benefits under the GE Pension Plan shall be deemed to be a reference to the terms of the GE Pension Plan in effect on December 31, 2008.
6.05    Payments of Supplementary Pension Annuity Benefits Death Benefits. If a Participant dies while he or she is an Employee or following retirement on a Supplementary Pension Annuity Benefit, (1) the principles of Section X of the GE Pension Plan (disregarding any references therein to Employee contributions) shall apply to determine whether a death benefit is payable to the beneficiary or the surviving spouse of such Participant, and (2) any such death benefit shall be computed and paid in accordance with such principles, based on the Supplementary Pension Annuity Benefit payable under the Plan; provided, however, that:
(a)    with respect to any pre-retirement death benefit attributable to Supplementary Pension Annuity Benefits where a surviving spouse otherwise would have a choice to receive such benefit as an annuity in accordance with the principles of Section X.9 of the GE Pension Plan (Preretirement Spouse Benefit) or as a lump sum in accordance with the principles of either Section X.2 (Five Year Certain (Death After Optional Retirement Age)) or Section X.3 (Five Year Certain (Death After 15 Years Pension Qualification Service)), the lump sum value of such benefit under each applicable paragraph shall be determined (in the case of the Preretirement Spouse Benefit, based on the actuarial assumptions described in paragraph 3 of Section XV of the GE Pension Plan), and then the surviving spouse shall receive whichever resulting lump sum value is larger as of the first day of the month following the Participant’s death. For purposes of clarity, such surviving spouse shall not be eligible to receive an annuity in the form of the Preretirement Spouse Benefit under the principles of Section X.9 of the GE Pension Plan; and
(b)    with respect to any post-retirement death benefit attributable to Supplementary Pension Annuity Benefits under the principles of Section X.11 of the GE Pension Plan (Five Year Certain (No Survivor Benefit)), the calculation of the lump sum shall be determined without making any discount to present value and, consistent with the foregoing, such lump sum shall equal the excess of (1) five times the Participant’s Supplementary Pension Annuity Benefits pension payable as a single life annuity over (2) the total payments under the Plan to the Participant; and
(c)    the amount of any death benefit paid pursuant to this Section 6.05 shall be reduced in the same manner as the pension payable under the GE Pension Plan is reduced under such circumstances in accordance with the principals of Section IX of the GE Pension Plan.
(d)    Any provision of this Section 6.05 that refers to the time or form of benefits under the GE Pension Plan shall be deemed to be a reference to the terms of the GE Pension Plan in effect on December 31, 2008.
(e)    For purposes of the Supplementary Pension Annuity Benefits, a Participant’s beneficiary will be the beneficiary designated by him or her under the GE Pension Plan, except in those instances where there is a separate beneficiary designation in effect under the Plan with respect to Supplementary Pension Annuity Benefits in accordance with procedures established by the Plan

Administrator. A Participant’s beneficiary designation under the GE SPP, if any, shall have no application with respect to the Plan.
ARTICLE VII
PAYMENT OF EXECUTIVE RETIREMENT INSTALLMENT BENEFITS
7.01    Form of Payment of Executive Retirement Installment Benefits. Executive Retirement Installment Benefits shall be paid in 10 equal annual installments, each of which shall be equal to the amount calculated under Section 4.01, 4.02 or 4.03, as applicable, divided by 10.
7.02    Time of First Payment of Executive Retirement Installment Benefits. Except as specified in Section 7.03, the first annual installment of an Executive Retirement Installment Benefit described in Section 7.01 shall be paid on the first day of the month following the later of (1) three completed calendar months after a Participant’s Separation from Service (or six completed calendar months after the Participant’s Separation from Service if the Participant is a Specified Employee), or (2) the Participant’s 60th birthday.
7.03    Special Time of First Payment of Executive Retirement Installment Benefits in the Event of Disability Retirement. Notwithstanding Section 7.02, in the case of payments made as a result of a Disability Retirement under Section 4.03, the first annual installment shall be paid on the first day of the month following six completed calendar months after the Participant’s Separation from Service.
7.04    Time of Remaining Installment Payments. The remaining nine annual installments shall be paid as of the anniversary of the applicable first payment date under Section 7.02 or Section 7.03.
7.05    No Interest. No interest shall be earned or paid with respect to any Executive Retirement Installment Benefits (including any payments upon death under Section 7.06.)
7.06    Executive Retirement Installment Death Benefits.
(a)    Death After Installments Have Commenced. If a Participant dies after installments of an Executive Retirement Installment Benefit have commenced to be paid to the Participant under Section 7.02 or 7.03 but before all 10 annual installments have been paid, the remaining installments shall continue to be paid to the Participant’s designated beneficiary as of the applicable yearly anniversary specified in Section 7.04.
(b)    Death Before Installments Have Commenced. If a Participant dies while he is an Employee and before installments of an Executive Retirement Installment Benefit have commenced to be paid to the Participant, a death benefit shall be paid to his or her designated beneficiary under Section 7.06(d) equal to:
(i)     if death occurs on or after the Participant’s 65th birthday, the amount calculated under Section 4.01;

(ii)    if death occurs after the Participant’s 60th birthday but before his or her 65th birthday, the amount calculated under Section 4.01, reduced by 5/12% for each month from the day payments commence (as described below) to what would have been the Employee's Normal Commencement Date; or
(iii)    if death occurs on or before the Participant’s 60th birthday, 75% of the amount calculated under Section 4.01.
(c)    Times of Death Benefit Payments Under Section 7.06(b). Death benefits described in Section 7.06(b) will be paid in 10 equal annual installments (the amount determined under paragraph (i), (ii) or (iii) of Section 7.06(b) as applicable, divided by 10). The first annual installment shall be paid as of the first day of the month following three completed calendar months after the death of the Participant. The remaining nine annual installments shall be paid as of the anniversary of the date in the preceding sentence.
(i)    If a Participant who is no longer an Employee dies after satisfying all requirements hereunder to become entitled to receive an Executive Retirement Installment Benefit, but before payment of such benefit begins to be paid, a death benefit shall be paid to his or her designated beneficiary at the same time, in the same form (10 annual installments) and in the same amount as if the Participant had survived and his benefit had commenced as scheduled.
(d)    The Participant’s designated beneficiary for Executive Retirement Installment Benefits is the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form properly filed by the Participant in accordance with established administrative procedures under the Plan, or if there is no such designated beneficiary, the Participant’s estate. Participants may name and change beneficiaries without the consent of any person. A Participant’s beneficiary designation under the GE SPP, if any, shall have no application with respect to the Plan.
ARTICLE VIII
ADMINISTRATION OF THE PLAN
8.01    Plan Administrator. The Company shall be the “Plan Administrator” and the “named fiduciary” for purposes of ERISA and shall be subject to service of process on behalf of the Plan.
8.02    Resignation and Removal. The members of a Committee serving as Plan Administrator shall serve at the pleasure of the Board; they may be officers, directors, or Employees of the Company or any other individuals. At any time during his term of office, any member of a Committee or any individual serving as Plan Administrator may resign by giving written notice to the Board, such resignation to become effective upon the appointment of a substitute or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during its term of office, and for any reason, any member of a Committee or any individual serving as Plan Administrator may be removed by the Board.
8.03    Records and Procedures. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Participant or the beneficiary of any Participant such records as pertain to that individual’s interest in the Plan. If a Committee is performing duties as the Plan Administrator, the Committee shall designate the individual or individuals who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such individual or individuals shall bind the Plan Administrator.
8.04    Self-Interest of Plan Administrator. Neither the members of a Committee nor any individual Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which any Committee member or individual Plan Administrator is so disqualified to act, the other members of the Committee shall decide the matter in which the Committee member or individual Plan Administrator is disqualified.
8.05    Compensation and Bonding. Neither the members of a Committee nor any individual Plan Administrator shall receive compensation with respect to their services on the Committee or as Plan Administrator. To the extent required by applicable law, or required by the Company, neither the members of a Committee nor any individual Plan Administrator shall furnish bond or security for the performance of their duties hereunder.
8.06    Plan Administrator Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:
(a)    to make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Administrator;
(b)    to construe in its discretion all terms, provisions, conditions, and limitations of the Plan;
(c)    to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
(d)    to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan Administrator may deem necessary or advisable for the proper and efficient administration of the Plan;
(e)    to determine in its discretion all questions relating to eligibility;
(f)    to determine whether and when a Participant has incurred a Separation From Service or Termination of Employment, and the reason for such termination;

(g)    to make a determination in its discretion as to the right of any individual to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and
(h)    to receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.
8.07    Reliance on Documents, Instruments, etc. The Plan Administrator may rely on any certificate statement or other representation made on behalf of the Company, any Employee or any Participant, which the Plan Administrator in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.
8.08    Claims Review Procedures; Claims Appeals Procedures.
(a)    Claims Review Procedures. When a benefit is due, the Participant, or the person entitled to Benefits, should submit a claim to the office designated by the Plan Administrator to receive claims. Under normal circumstances, the Plan Administrator will make a final decision as to a claim within 90 days after receipt of the claim. If the Plan Administrator notifies the claimant in writing during the initial 90‑day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Plan Administrator must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:
(1)    the specific reason or reasons for the denial;
(2)    specific reference to the Plan provisions on which the denial is based;
(3)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)    an explanation of the Plan claims review procedures and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.
If a decision is not given to the Participant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.
(b)    Claims Appeals Procedures. For purposes of this section the Participant or the person entitled to Benefits is referred to as the “claimant.” If a claimant’s claim made pursuant to Section 6.08(a) is denied and he wants a review, he must apply to the Plan Administrator in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. The Plan Administrator must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Plan Administrator can schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review.
The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Plan Administrator must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Plan Administrator notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Plan Administrator must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.
Within 60 days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than 60 days after the Plan’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE IX
ADMINISTRATION OF FUNDS
9.01    Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund, if any.
9.02    Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. No Participant shall have any title to any specific asset in the Trust Fund, if any.

ARTICLE X
NATURE OF THE PLAN
AND ESTABLISHMENT OF THE TRUST
10.01    Nature of the Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are a contractual obligation of the Company which shall be paid out of the Company’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Company may transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund.
10.02    Establishment of the Trust. The Company, in its sole discretion, may establish the Trust and enter into the Trust Agreement. In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Company’s creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered “insolvent” if (a) the Company is unable to pay its debts as they become due or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice. When so informed, the Trustee shall suspend payments to the Participants and hold the assets for the benefit of the Company’s general creditors. If the Company subsequently alleges that it is no longer insolvent or if the Trustee receives a written allegation from a third party that the Company is insolvent, the Trustee shall suspend payments to the Participants and hold the Trust Fund for the benefit of the Company’s general creditors, and shall determine in accordance with the Trust Agreement whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Participants. No Participant or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Participant shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.
ARTICLE XI
MISCELLANEOUS
11.01    Plan Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any individual or to be consideration for the employment of any individual. Nothing herein contained shall be deemed to (0) give any individual the right to be retained in the employ of the Company, (0) restrict the right of the Company to discharge any individual at any time, (0) give the Company the right to require any individual to remain in the employ of the Company, or (0) restrict any individual’s right to terminate his employment at any time.
11.02    Alienation of Interest Forbidden. The interest of a Participant or his or her beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any individual to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
11.03    Withholding and Accelerated Payments for Taxes.
(a)    All payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law, including but not limited to applicable tax laws.
(b)    At the sole discretion of the Company, the Company may cause to be distributed with respect to a Participant a portion of the Vested Interest in his or her benefits under the Plan, in a single lump sum payment, as is necessary to pay (1) the Federal Insurance Contributions Act tax imposed under sections 3101, 3121(a), and 3121(v)(2) of the Code, where applicable, on amounts deferred under the Plan that are subject to section 409A of the Code (the “FICA Amount”), (2) the income tax at source on wages imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, or (3) the additional income tax at source on wages attributable to the pyramiding Code section 3401 wages and taxes; provided, however, that the total payment under this paragraph (b) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount. Paragraph (b) of this Section 11.03 is intended to comply with the applicable exemptions and requirements of section 409A(a)(3) of the Code and Department of Treasury regulation section 1.409A-3(j)(4) that correspond to the provisions described above and shall be interpreted consistently therewith.
11.04    Amendment and Termination. The Company may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan on behalf of any

Company; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to his or her benefits. The Company may terminate the Plan at any time.
11.05    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
11.06    Arbitration. A controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, (a “Covered Claim”) shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules (“Rules”) of the American Arbitration Association (the “AAA”) in effect at the initiation of the arbitration. All Covered Claims shall be arbitrated on an individual basis and the Participant shall not have any right or authority to assert or pursue any Covered Claims as a class action or derivative action of any sort. In addition, notwithstanding anything to the contrary in the Rules (including Rule 12 entitled “Grouping of Claims for Hearing” or this rule’s successor), a Covered Claim by one Participant shall not be grouped or consolidated with a Covered Claim by another Participant in a single proceeding. No arbitration proceeding relating to the Plan may be initiated by either the Employer or the Participant, unless the claims review and appeals procedures specified in Section 8.08 have been exhausted. The arbitration shall be administered by the AAA. Three arbitrators shall hear and determine the controversy. Within twenty (20) business days of the initiation of an arbitration hereunder, the Employer and the Participant will each separately designate an arbitrator, and within twenty (20) business days of such selection, the appointed arbitrators will appoint a neutral arbitrator from the panel of AAA National Panel of Employee Benefit Plan Claims Arbitrators. All arbitrators shall be impartial and independent. The award (including a statement of finding of facts) shall be made promptly and no later than forty-five (45) days from the date of closing the hearings or, if the hearing has been on documents only, from the date of transmittal of the final statements and proofs to the arbitrator. The arbitrators shall have the power to rule on their own jurisdiction, including any objections with respect to the existence, scope, or validity of the arbitration agreement or to the arbitrability of any claim or counterclaim, including a Covered Claim. The decision of the arbitrators selected hereunder will be final and binding upon both parties, and judgment on the award may be entered in any court having jurisdiction. This arbitration provision is expressly made pursuant to, and shall be governed by, the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Nothing in this Section 11.06 shall be construed to, in any way, limit the scope and effect of Article VIII. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Committee under Article VIII.
11.07    Compliance With Section 409A. The Plan is intended to comply with Section 409A and the Plan shall be interpreted and operated in a manner consistent with this intention.
11.08    Unclaimed Benefits. In the case of a benefit payable under the Plan on behalf of a Participant if the Plan Administrator is unable, after reasonable efforts, to locate the Participant or the beneficiary to whom such benefit is payable, upon the Plan Administrator’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss) shall be restored to the Plan by the Company and paid in accordance with the Plan.
11.09    Governing Law. All provisions of the Plan shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of law provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 19th day of October, 2019 effective as of the close of December 31, 2018.

BAKER HUGHES, A GE COMPANY, LLC

By: /s/ Harry S. Elsinga
Title: Chief Human Resources Officer